OBER/KALER
A Professional Corporation

Ober, Kaler, Grimes & Shriver
Attorneys at Law

120 East Baltimore Street
Baltimore, Maryland 21202-1643
410-685-1120 FAX 410-547-0699

                                         August 29, 1997

Scudder Global Fund, Inc.
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

     Scudder Global Fund, Inc. ("Scudder") is a corporation organized under the laws of the State of Maryland on May 15, 1986, having its principal place of business in New York, New York.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, Scudder registered an indefinite number of shares of its capital stock, effective July 31, 1986.

         We further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite registration of 14,605,358 shares of capital stock of Scudder's Global Fund Series and Scudder's International Bond Fund Series (collectively, the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended June 30, 1997.

         We have made such legal and factual investigations as we have deemed necessary for purposes of this opinion. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.


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Scudder Global Fund, Inc.
August 29, 1997
Page 2



         In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, By-Laws, as amended, and certain records of corporate proceedings of Scudder, and such additional documents, and we have obtained such other certificates, affidavits and advices from officers of Scudder or from public officials, as we have deemed necessary or appropriate for the purpose of this opinion.

         We are of the opinion that all of the Shares were legally and validly issued, and are fully paid and non-assessable. The opinion expressed in the preceding sentence is based upon the assumptions that the consideration received by Scudder for each such Share was in cash and in an amount not less than $0.01 per Share and that the per share consideration equaled the reported net asset value per share of Scudder's Global Fund Series or Scudder's International Bond Fund Series, as the case may be, determined in accordance with the Charter, By-laws, as amended, and resolutions and policies of the Board of Directors, and that all of such Shares were issued on the basis set forth in Scudder's registration statement filed with the Securities and Exchange Commission relating to the Shares.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of the Shares.

         We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice which you are about to file pursuant to the Investment Company Act of 1940.


                                            Sincerely,

                                            /s/Ober, Kaler, Grimes & Shriver,
                                            A Professional Corporation